As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-221910

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT (NO. 333-221910)

UNDER

THE SECURITIES ACT OF 1933

KUSHCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-5268202
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6261 Katella Avenue, Suite 250, Cypress, CA 90630

(714) 462-4603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Kovacevich
Chairman and Chief Executive Officer
KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250

Cypress, CA 90630

(714) 462-4603

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Wendy Grasso, Esq.

Marc D. Hauser, Esq.
Reed Smith LLP
599 Lexington Avenue

22nd Floor
New York, NY 10022
(212) 521-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by KushCo Holdings, Inc. (the “Company’) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement (No. 333-233829) on Form S-3 filed with the Commission on September 18, 2019, as amended on September 27, 2019, registering the resale of 500,000 shares of common stock by certain investors named therein;

•	Registration Statement (No. 333-231019) on Form S-3 filed with the Commission on April 25, 2019, registering up to $250 million of an indeterminate amount of common stock, preferred stock, warrants, debt securities and/or units;

•	Registration Statement (No. 333-229264) on Form S-3 filed with the Commission on January 16, 2019, registering an additional $8.84 million of an indeterminate number of shares of the Registrant’s common stock and warrants (in addition to the securities registered on Form S-3 (No. 333-231019)); and

•	Registration Statement (No. 333-221910) on Form S-3 filed with the Commission on December 5, 2017, as amended on January 25, 2018 and February 14, 2018, registering up to $100 million of an indeterminate amount of common stock, preferred stock, warrants, debt securities and/or units.

On August 26, 2021, the stockholders of the Company approved the Agreement and Plan of Merger, dated as of March 31, 2021, by and among Greenlane Holdings, Inc. (“Greenlane”), Merger Sub Gotham 1, LLC, a wholly owned subsidiary of Greenlane (“Merger Sub 1”), Merger Sub Gotham 2, LLC, a wholly owned subsidiary of Greenlane (“Merger Sub 2”), and the Company.  Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company and Greenlane combined through a merger of Merger Sub 1 with and into the Company with the Company as the surviving corporation and a wholly-owned subsidiary of Greenlane (“Initial Surviving Corporation”) (such merger, “Merger 1”), followed by a merger of the Initial Surviving Corporation with and into Merger Sub 2 with Merger Sub 2 as the surviving limited liability company and a wholly owned subsidiary of Greenlane (“Merger 2,” and together with Merger 1, the “Mergers”).

Each outstanding share of common stock of the Company was converted into the right to receive 0.3016 shares of common stock of Greenlane. In connection with the Merger, on August 31, 2021, the Company and Greenlane filed Certificates of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Nevada to effect the Mergers.

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registrations, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, California, on the 31st day of August 2021.

MERGER SUB GOTHAM 2, LLC,
as successor by merger to KushCo Holdings, Inc.

By: Greenlane Holdings, Inc., its sole member

By:	/s/ Douglas Fischer
Name:	Douglas Fischer
Title:	General Counsel

*No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.